Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Surgical Care Affiliates, Inc. of our report dated March 19, 2014, relating to the financial statements of East Brunswick Surgery Center, LLC, which appears in the Current Report on Form 8-K/A dated March 19, 2014.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
June 6, 2014